Exhibit 99.1

NEWS RELEASE	Contact:
Transcontinental Realty Investors, Inc.
FOR IMMEDIATE RELEASE	Investor Relations
(800) 400-6407
investor.relations@transconrealty-invest.com
TRANSCONTINENTAL REALTY INVESTORS, INC. REPORTS THIRD QUARTER 2007 RESULTS
DALLAS (November 14, 2007) — Transcontinental Realty Investors, Inc. (NYSE: TCI) (hereinafter referred to as “TCI” or “the Company”), a Dallas-based real estate investment company, today reported a net loss applicable to common shares of ($4.7) million, or ($0.58) per share for the three months ended September 30, 2007, compared to net loss of ($4.4) million, or ($0.55) per share for the same period in 2006.
For the nine months ended September 30, 2007, the Company reported a net loss of ($24.5) million or ($3.09) per share, as compared to a net loss of ($8.3) million or ($1.05) per share for the same period in 2006.
For the nine months ended September 30, 2007 as compared to the same period in 2006, higher operating income driven primarily from commercial property acquisitions and completed apartment developments, along with increased gains from the sale of income-producing properties, was offset principally by a) increased interest expense due to acquisitions and refinancings, b) lower gains from fewer land sales and c) third quarter 2007 impairment charges.
For the three months ended September 30, 2007:
•	Rental and other property revenues increased $6.0 million over 2006 due principally to completed apartment developments, commercial property acquisitions and increasing hotel rates and occupancies.

•	Property operating expenses increased $3.6 million over 2006 due primarily to commercial property acquisitions and completed apartment developments.

•	Depreciation and amortization expense increased $1.1 million due primarily to 2007 commercial property acquisitions and newly-developed apartment properties.

•	General and administrative expenses increased $126,000 due to increased legal and other consulting fees.

•	Advisory fees expense increased $625,000 due to TCI’s higher average total assets in the third quarter of 2007 as compared to the same period in 2006. TCI pays its external advisor an annual fee equal to 0.75 percent of TCI’s average total assets.

•	Interest income declined $198,000 due primarily to lower average balances in interest-bearing notes receivable in the third quarter of 2007 as compared to the same period in 2006.

•	Impairment charges for 2007 relate to the write-down of a vacant commercial property ($1.7 million) as well as an under-performing residential apartment community ($1.0 million), both located in Memphis, Tennessee.

•	Mortgage and loan interest increased $6.8 million due to financing for 2007 acquisitions ($1.9 million), additional construction financing for residential developments ($4.0 million), refinancing of hotel loans ($300,000), land acquisitions and refinancing of maturing land loans ($300,000) and other corporate debt ($300,000).

•	In 2007, TCI sold 22 acres of land in seven separate transactions for sales prices totaling $12.8 million, generating $3.8 million in cash proceeds and $5.8 million in recognized gains.

In 2006, the Company sold 12.3 acres of land in three separate transactions for sales prices totaling $7.2 million, resulting in $4.1 million of cash proceeds and $3.0 million of recognized gains.

•	Minority interest declined $336,000 due to reduced losses from certain ventures where TCI has less than 100 percent ownership.

•	Income from discontinued operations (before income taxes) was $7.5 million in 2007, representing $8.5 million in gains on sales of income-producing properties partially offset by $1.0 million in operating losses. In 2007, TCI sold two properties for $13.0 million, generating $3.9 million in cash proceeds and a recognized gain of $4.4 million. In addition, the Company recognized previously deferred gains in the amount of $4.1 million.

Income from discontinued operations (before income taxes) was $1.3 million for the same period in 2006, representing $2.4 million in gains on sales of income-producing properties partially offset by $1.1 million in operating losses. In 2006, TCI sold two properties for a sales price totaling $6.1 million, generating $1.2 million in cash proceeds and $2.4 million in recognized gains.

•	Preferred dividends increased $175,000 from 2006 due to the Company’s issuance of its Series D preferred stock.

For the nine months ended September 30, 2007:
•	Rental and other property revenues increased $24.6 million over 2006 due to a $7.0 million increase in rental revenues from TCI’s apartment communities (driven primarily by completed development projects), a $14.1 million increase from the Company’s commercial portfolio (primarily due to 2007 acquisitions) and a $3.8 million increase from the hotel portfolio (due to increased occupancy and higher average rates), offset by a $300,000 decline in rents and royalty revenues from TCI’s land portfolio.

•	Property operating expenses increased $12.0 million due to a $6.3 million increase in the commercial portfolio (primarily from 2007 acquisitions), a $2.2 million increase in the apartment portfolio (due to completed development projects), a $1.7 million increase in the hotel portfolio (increases in variable operating costs due to higher occupancy), a $600,000 increase in land-related operating expenses (primarily property taxes on land acquisitions) and a $1.2 million increase in other property operating expenses.

•	Depreciation and amortization expense increased $3.2 million due to 2007 commercial property acquisitions ($1.3 million) and depreciation on newly-developed apartment projects ($2.1 million), offset by a decrease for hotels ($200,000).

•	General and administrative expenses increased $4.1 million due to increased legal and litigation-related costs ($2.6 million), increased consulting and other professional fees ($200,000), increased taxes and licenses ($200,000), higher cost reimbursements paid to TCI’s advisor ($200,000), increased communications and office support costs ($400,000), increased fees associated with certain stock repurchases ($200,000) and miscellaneous charge-offs ($300,000).

•	Advisory fees increased $1.5 million due to TCI’s higher average total assets for 2007 as compared to the same period in 2006.

•	Interest income declined $526,000 due primarily to lower average balances in interest-bearing notes receivable in 2007 as compared to the same period in 2006.

•	Impairment charges for 2007 relate to the write-down of a vacant commercial property ($1.7 million) as well as an under-performing residential apartment community ($1.0 million), both located in Memphis, Tennessee.

•	Mortgage and loan interest increased $17.4 million due to financing for 2007 acquisitions of commercial properties ($5.0 million); additional construction financing for residential developments ($4.5 million); refinancing of loans within the apartment portfolio ($2.2 million) and the hotel portfolio ($1.0 million), land acquisitions and refinancing of maturing land loans ($2.8 million) and other corporate debt ($1.9 million).

•	In 2007, TCI sold 119.5 acres of land in nine separate transactions for sales prices totaling $17.4 million, generating $4.6 million in cash proceeds and $6.9 million in recognized gains.

In 2006, the Company sold 191.2 acres of land in six separate transactions for sales prices totaling $37.4 million, resulting in $21.4 million of cash proceeds and $12.0 million of recognized gains.

•	Minority interest declined $522,000 due to reduced losses from certain ventures where TCI has less than 100 percent ownership.

•	Income from discontinued operations (before income taxes) was $8.9 million in 2007, representing $12.1 million in gains on sales of income-producing properties partially offset by $3.2 million in operating losses. In 2007, TCI sold three properties for $37.1 million, resulting in $7.0 million in cash proceeds and a recognized gain of $8.0 million. In addition, the Company recognized previously deferred gains in the amount of $4.1 million.

Income from discontinued operations (before income taxes) was $3.3 million for the same period in 2006, representing $5.7 million in gains on sales of income-producing properties partially offset by $2.4 million in operating losses. In 2006, TCI sold four properties for sales prices totaling $15.3 million, generating $4.6 million in cash proceeds and $5.7 million in recognized gains. The $2.4 million in operating losses represents activity for four apartments held for sale.

•	Preferred dividends increased $526,000 from 2006 due to the Company’s issuance of its Series D preferred stock.
About Transcontinental Realty Investors, Inc.
TCI owns a diverse portfolio of residential apartment communities, commercial properties, hotels and land. The Company currently owns approximately 12,850 units in 68 residential apartment communities, 25 commercial properties comprising over 4.9 million rentable square feet and four hotels. In addition, TCI owns over 6,500 acres of land held for development and currently has over 2,400 apartment units in 14 projects under construction. The Company currently owns operating properties or land in 20 states as well as in Poland and the U.S. Virgin Islands. The Company is headquartered in Dallas, Texas and its common stock trades on the New York Stock Exchange under the symbol “TCI”. Approximately 82 percent of the Company’s common stock is owned by American Realty Investors, Inc. (NYSE: ARL). Prime Income Asset Management, LLC (“Prime”) is the Company’s external advisor. Regis Realty I, LLC, an affiliate of Prime, manages the Company’s commercial properties. Regis Hotel I, LLC, another Prime affiliate, manages the Company’s hotel investments. TCI engages four third-party companies to lease and manage its apartment properties. For more information, visit the Company’s web site at www.transconrealty-invest.com.

TRANSCONTINENTAL REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except share data)

	September 30,	December 31,
	2007	2006
	(unaudited)
Assets
Real estate held for investment	$1,333,762	$1,089,995
Less—accumulated depreciation	(109,631)	(97,541)

	1,224,131	992,454

Real estate held for sale	35,740	54,935
Real estate subject to sales contract	64,747	66,027

Notes and interest receivable (including $4,390 in 2007 and $23,848 in 2006 from affiliates and related parties)	29,069	39,566

Investment in unconsolidated real estate entities	35,035	30,573
Marketable equity securities, at market value	14,195	9,038
Cash and cash equivalents	7,200	4,803
Other assets (including $212 in 2007 and $26,086 in 2006 from affiliates and related parties)	73,357	52,771

Total assets	$1,483,474	$1,250,167

Liabilities and Stockholders’ Equity
Liabilities:
Notes and interest payable (including $8,227 in 2007 and $7,499 in 2006 to affiliates and related parties)	$1,018,605	$799,069
Liabilities related to assets held for sale	36,079	43,579
Liabilities related to assets subject to sales contract	62,402	58,816
Other liabilities (including $21,568 in 2007 and $618 in 2006 to affiliates and related parties	100,481	66,608

	1,217,567	968,072

Commitments and contingencies
Minority interest	1,621	16,166
Stockholders’ equity:
Common Stock; $.01 par value; authorized 10,000,000 shares; issued 8,113,669 shares at September 30, 2007 and December 31, 2006	81	81
Preferred Stock
Series C Cumulative Convertible; $.01 par value; authorized, issued and outstanding 30,000 shares; (liquidation preference $3,000)	—	—
Series D; $.01 par value; authorized, issued and outstanding 100,000 shares at September 30, 2007 and December 31, 2006 (liquidation preference $100 per share)	1	1
Additional paid-in capital	282,929	266,206
Treasury stock, at cost (28,002 shares at September 30, 2007 and 212,800 shares at December 31, 2006)	(470)	(3,086)
Retained earnings (deficit)	(22,152)	1,660
Accumulated other comprehensive income	3,897	1,067

Total stockholder’s equity	264,286	265,929

Total liabilities and stockholders equity	$1,483,474	$1,250,167

TRANSCONTINENTAL REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except share data)
(unaudited)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2007	2006	2007	2006
Property revenue:
Rental and other property revenues	$38,375	$32,378	$114,208	$89,620
Expenses:
Property operating expenses ($5,294 in 2007 and $4,672 in 2006 to affiliates)	23,273	19,629	66,693	54,660
Depreciation and amortization	6,560	5,461	18,457	15,310
General and administrative ($2,412 in 2007 and $2,222 in 2006 to affiliates)	2,209	2,083	7,414	3,318
Advisory fee to affiliate	2,774	2,149	7,869	6,336

Total operating expenses	34,816	29,322	100,433	79,624

Operating income	3,559	3,056	13,775	9,996

Other income (expense):
Interest income from notes receivable ($743 in 2007 and $1,426 in 2006 from affiliates)	526	724	1,917	2,443
Gain (loss) on foreign currency transaction	(33)	—	(37)	5
Other income	251	31	1,069	541
Impairment	(2,683)	—	(2,683)	—
Net income fee to affiliate	—	—	704	—
Mortgage and loan interest ($546 in 2007 and $730 in 2006 to affiliates)	(19,342)	(12,526)	(54,400)	(36,963)

Total other income (expense)	(21,281)	(11,771)	(53,430)	(33,974)

Loss before gain on land sales, minority interest and equity in earnings of investees	(17,722)	(8,715)	(39,655)	(23,978)
Gain on land sales	5,754	2,974	6,875	11,995
Minority interest	19	355	22	544
Equity in earnings of investees	—	(257)	—	—

Loss from continuing operations, before income taxes	(11,949)	(5,643)	(32,758)	(11,439)
Income tax benefit	2,633	465	3,131	1,149

Loss from continuing operations	(9,316)	(5,178)	(29,627)	(10,290)
Income from discontinued operations, before income taxes	7,523	1,329	8,946	3,284
Income tax expense	(2,633)	(465)	(3,131)	(1,149)

Income from discontinued operations	4,890	864	5,815	2,135

Net loss	(4,426)	(4,314)	(23,812)	(8,155)
Preferred dividend requirement	(228)	(53)	(684)	(158)

Net loss applicable to common shares	$(4,654)	$(4,367)	$(24,496)	$(8,313)

TRANSCONTINENTAL REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS — Continued
(dollars in thousands, except share data)
(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Basic earnings per share:
Loss from continuing operations	$(1.20)	$(0.66)	$(3.83)	$(1.32)
Income from discontinued operations	0.62	0.11	0.74	0.27

Net loss applicable to common shares	$(0.58)	$(0.55)	$(3.09)	$(1.05)

Diluted earnings per share:
Income (loss) from continuing operations	$(1.20)	$(0.66)	$(3.83)	$(1.32)
Income (loss) from discontinued operations	0.62	0.11	0.74	0.27

Net income (loss) applicable to common shares	$(0.58)	$(0.55)	$(3.09)	$(1.05)

Weighted average common shares used in computing earnings per share:
Basic	7,942,089	7,900,869	7,910,111	7,900,869
Diluted	7,942,089	7,900,869	7,910,111	7,900,869
Series C Cumulative Convertible Preferred stock (convertible after September 30, 2006 into common stock estimated to be approximately 249,650 shares) and options to purchase 40,000 shares of TCI’s common stock were excluded from the computation of diluted earnings per share for the three months ended September 30, 2007 and the nine months ended September 30, 2007 and 2006, because the effect of their inclusion would be antidilutive.